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                                                                    EXHIBIT 4.13

                                                         [STANDARD CHARTED LOGO]

                                           Standard Chartered Bank
Date:    10th July 2000                    Corporate & Institutional Banking
Our ref: C&IB/MMC/TEAM1B/BIH               Credit Operations
                                           11/th/ Floor Standard Chartered Tower
                                           3888 Kwun Tong Road
                                           Kwun Tong
                                           Hong Kong
CONFIDENTIAL
------------                               Telephone
                                           Fax

Pentalpha Enterprises Ltd.
Wing Shing Products (BVI) Co. Ltd.
Pentalpha Hong Kong Ltd.
10/F., Kin Teck Industrial Building,
26 Wong Chuk Hang Road,
Wong Chuk Hang,
Aberdeen, Hong Kong.

Attn.: Mr. John Sham / Mr. Jeff Ng
----------------------------------

Dear Sirs,

BANKING FACILITIES:  PENTALPHA ENTERPRISES LTD./
                     WING SHING PRODUCTS (BVI) CO. LTD./
                     PENTALPHA HONG KONG LTD.

We are pleased to confirm that the Bank is willing to make available to your companies (the "Companies") the following working capital facilities up to the amounts indicated.

1.    TRADE FINANCE GROUP 1 - HKD105,000,000.-

2.    TRADE FINANCE GROUP 2 - HKD80,000,000.-

3.    TRADE FINANCE GROUP 3 - HKD65,000,000.-

The above Trade Finance Groups 1, 2 and 3 are complementary and the combined outstandings are not to exceed HKD105,000,000.- Similarly the combined outstandings of Trade Finance Groups 2 and 3 are not to exceed HKD80,000,000. For product availability, please see the attachment to this letter.

Prior evidence of insurance is required for all "free on board" and "cost and freight" shipments under import letters of credit.

Combined usance and loan period of any one transaction under import facilities is not to exceed 120 days.
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Incorporated in England with limited liability by Royal Charter 1853

The Principal Office of the Company is situated in England at
1 Aldermanbury Square London EC2V 7SB Reference Number ZC 18
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 2
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

Usance period of export facilities is not to exceed 90 days.

Individual drawee limit is not to exceed HKD10,000,000.- each except for Sunbeam Products Inc. that drawee limit is allowed up to HKD30,000,000.-

Acceptance of import loans not under letters of credit is permitted against the production of commercial invoices from non-group suppliers but remittance of loan proceeds to suppliers must be handled by the Bank. Maximum facility allowable under this option is HKD80,000,000.-

Packing credits allowed with 70% advance on the export letters of credit for up to 90 days or until expiry of the related letters of credit, whichever is earlier.

4.   LETTERS OF CREDIT (CAPITAL GOODS) (I) - HKD20,000,000.-

For the issuance of documentary letters of credit, secured by the underlying goods for financing 80% of the purchase of plastic injection moulding machinery, diecasting machinery and related miscellaneous machinery, with a corresponding trust receipt loan facility. Within this facility, issuance of documentary letters of credit not secured by the underlying goods, with a corresponding import loan facility, are available up to a limit of HKD20,000,000.- Maximum tenor for any one transaction is not to exceed 90 days. Prior evidence of insurance will be required for all "free on board" and "cost and freight" shipments.

5.   LETTERS OF CREDIT (CAPITAL GOODS) (II) - HKD20,000,000.-

For the issuance of documentary letters of credit, secured by the underlying goods for financing 80% of the purchase of plastic injection moulding machinery, diecasting machinery and related miscellaneous machinery. Prior evidence of insurance will be required for all "free on board" and "cost and freight" shipments.

6.   CURRENT ACCOUNT OVERDRAFT - HKD12,000,000.-

The Corporate Visa Cards mentioned below will be treated as a sub-limit of the Overdraft Facility, so that the combined outstandings are not to exceed HKD 12,000,000.-
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7.   CORPORATE VISA CARDS - HKD500,000.-

Interest will be charged at the Bank's prevailing Visa Card rate.
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 3
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

8.   TREASURY FACILITIES

The Bank will be pleased to quote rates for foreign exchange spot transactions and forward transactions (including forward transactions on a non-deliverable basis) up to 180 days. Quotes for same day or next day settlement can normally be provided subject to the currency involved and the time of day. Such quotes will always be at the sole discretion of the Bank.

In addition to the above working capital facilities, the following financing facilities are available.

9.   FIXED LOAN FACILITY (I) - HKD6,533,333.35

Outstanding loan for financing the purchase of plastic injection moulding machinery and die casting machinery. Interest will be payable monthly in arrears at Prime plus 1 % per annum. The loan will be repayable by 20 monthly principal installments of HKD311,111.11 each commencing 31st July 2000 and a final principal installment of HKD311,111.15, subject always to the Bank's right to receive repayment on demand. Prepayment will be allowed, provided that the Companies give us at least two full business days' prior notice and the amount prepaid is at least 5% of the initial loan. Any amounts prepaid will reduce the repayment installments in inverse order of maturity and may not be redrawn.

10.  FIXED LOAN FACILITY (II) - HKD9,780,699.94

Outstanding loan for financing the purchase of plastic injection moulding machinery, die casting machinery and related miscellaneous machinery. Interest will be payable monthly in arrears at Prime plus 0.75% per annum. The loan will be repayable by 32 monthly principal installments of HKD296,384.- each commencing 31st July 2000 and a final principal installment of HKD296,411.94, subject always to the Bank's right to receive repayment on demand. Prepayment will be allowed, provided that the Companies give us at least two full business days' prior notice and the amount prepaid is at least 5% of the initial loan. A prepayment fee equal to 2% of the amount prepaid will be payable at the time of prepayment if prepayment is made within the first year after drawdown. Any amounts prepaid will reduce the repayment installments in inverse order of maturity and may not be redrawn.
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 4
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

11.  FIXED LOAN FACILITY (III) - HKD20,000,000.-

To be used for financing the purchase of plastic injection moulding machinery, die casting machinery and related miscellaneous machinery. The Companies may draw the loan in full or in part against drawdown request signed by the Companies together with copy of invoice from the suppliers. Interest will be payable monthly in arrears at Prime plus 0.75% per annum. The loan will be repayable by 35 monthly instalments of HKD555,555.- each and a final installment of HKD555,575.-, commencing one month after drawdown of full loan amount or before 31st October 2000, whichever is earlier, subject always to the Bank's right to receive repayment on demand. Before drawdown of full loan amount or 31st October 2000, only interest repayment is required. Prepayment will be allowed, provided that the Companies give us at least two full business days' prior notice and the amount prepaid is at least 5% of the initial loan. A prepayment fee equal to 2% of the amount prepaid will be payable at the time of prepayment if prepayment is made within the first year after drawdown. Any amounts prepaid will reduce the repayment installments in inverse order of maturity and may not be redrawn.

Note:
----

The combined outstanding of Letters of Credit (Capital Goods) (II) and Fixed Loan Facility (III) are not to exceed HKD20,000,000.- at any one time.

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime plus 1% per annum. A default rate of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars. Commissions will be charged at standard rates unless otherwise stipulated. Export bills will be discounted and import bills will be financed at our standard bills finance rates plus 0.25% per annum. All past due bills shall bear interest at 4% per annum above the rates charged on your regular bills outstandings.

Letters of Credit Opening Commission
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First USD50,000.-  1/4%
Balance            1/16%
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 5
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

You shall pay to the Bank an arrangement fee of HKD15,000.-, payable on the date on which the Bank's offer of the above facilities are accepted by you as signified by your counter-signing of this letter. The arrangement fee is non-refundable in any event. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

Whether or not the documentation for the above facilities is executed or the facilities are made available to you as contemplated following your acceptance of this letter, you shall forthwith on demand reimburse the Bank all out of pocket expenses (including but not limited to legal fees and disbursements) incurred by the Bank in connection with the facilities including, without limitation, the negotiation, preparation, execution and/or enforcement of this letter and the documentation referred to below.

AVAILABILITY AND REPAYMENT

The above facilities are subject to periodic review by the Bank at its discretion, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it, and the right to immediately terminate or suspend, in whole or in part, the facilities and all further utilisation of the facilities.

DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed by the Companies and returned to us together with certified copies of appropriate authorising board resolutions.

The following documentation are held/will also be required:

 .  General Customer Agreements executed by the Companies.

 . Unlimited corporate guarantee by Global-Tech Appliances Inc. for the account of the Companies.

 .  Unlimited cross corporate guarantees amongst the Companies.
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 6
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

 .    Letter of undertaking by Global-Tech Appliances Inc. covenanting:-

     (i) not to pledge, mortgage or charge any of its assets in Hong Kong or in China to any party, nor will it issue any guarantee/indemnity, directly or indirectly, in support of any banking facility, borrowing or financial assistance given or to be given by any bank or financial institution to any party, outside British Virgin Islands, Hong Kong or China without first obtaining the prior written consent of the Bank.

     (ii) to assure the security position of the Bank shall rank at least pari-passu with all other bankers of the Group in extending similar facilities.

 .    Signed original copies of audited financial statements of the Companies and
     Global-Tech Appliances Inc. within 9 months after their financial year end. Signed original copies of quarterly management accounts of the Companies and Global-Tech Appliances Inc. within 75 days of the respective quarter end. Such other information as the Bank may request from time to time.

UNDERTAKINGS

The Companies undertake to the Bank that they will:

 .    Assure the security position of the Bank shall rank at least pari-passu with all other bankers of the Group in extending similar facilities.

 .    Not pledge, mortgage or charge any of their assets in Hong Kong or in China to any party, nor will they issue any guarantee/indemnity, directly or indirectly, in support of any banking facility, borrowing or financial assistance given or to be given by any bank or financial institution to any party, outside British Virgin Islands, Hong Kong or China without first obtaining the prior written consent of the Bank.

 .    Immediately inform the Bank of any change of their directors or beneficial shareholders or amendment of their memoranda or articles of association.
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 7
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

By acceptance of this letter the Companies give consent to the Bank to disclose details of their account relationship with the Bank (including credit balances and any security given for the facilities) to (i) its Head Office and any of its offices, branches, related companies or associates, (ii) any actual or proposed participant or subparticipant in, or assignee or novatee of the Bank's rights in relation to their accounts, (iii) any agent, contractor or third party service provider which provides services of any kind to the Bank in connection with the operation of its business, and (iv) any financial institution with which the Companies have or propose to have dealings to enable credit checks to be conducted on them.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at 11th Floor, Standard Chartered Tower, 388 Kwun Tong Road, Kwun Tong, Kowloon, for the attention of Ms. Patrese Lo, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to any of the Companies. This letter will be governed by Hong Kong law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Patrese Lo, whose telephone number is 2282-6253. With regard to queries on banking arrangements, you can contact your Senior Relationship Manager Mr. Andy M. K. Ho, whose telephone number is 2282-6108.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK


/s/  Josephine To
-----------------------------------
Josephine To
Senior Credit Documentation Manager

JT/PL/bn
Encl.
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                                                       [STANDARD CHARTERED LOGO]

Pentalpha Enterprises Ltd./                                               Page 8
Wing Shing Products (BVI) Co. Ltd./
Pentalpha Hong Kong Ltd.

Agreed.
For and on behalf of PENTALPHA ENTERPRISES LTD.

/s/  John C.K. Sham
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Agreed.
For and on behalf of WING SHING PRODUCTS (BVI) CO. LTD.

/s/  John C.K. Sham
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Agreed.
For and on behalf of PENTALPHA HONG KONG LTD.

/s/  John C.K. Sham
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                                                       [STANDARD CHARTERED LOGO]

                          Pentalpha Enterprises Ltd./
                          ---------------------------
                      Wing Shing Products (BVI) Co. Ltd./
                      -----------------------------------
                           Pentalpha Hong Kong Ltd.
                           ------------------------

Attachment Regarding Trade Finance Products
-------------------------------------------

This attachment forms an integral part of our banking facility letter dated 10th July 2000.

You may use any product or aggregate of products in any one group up to the limit shown in the attached banking facility letter.

Trade Finance Group 1
---------------------

 .     Discrepant Credit Bills Negotiated - with recourse
 .     Purchase of Documents Against Payment Bills of Exchange secured by goods
 .     Purchase of Documents Against Acceptance Bills of Exchange with
      ECA/approved insurance cover
 .     Import Letters of Credit  - sight and usance
                                - secured by goods

Trade Finance Group 2
---------------------

 .     Purchase of Documents Against Acceptance Bills of Exchange without
      ECA/approved insurance cover
 .     Purchase of Documents Against Payment Bills of Exchange not secured by goods
 .     Import Letters of Credit  - sight and usance
                                - not secured by goods
 .     Shipping Guarantees

Trade Finance Group 3
---------------------

 .     Pre-shipment Loan - i.e. Packing Credit
 .     Acceptance of draft under Import Letter of Credit
 .     Release of Documents Against Acceptance or Trust Receipt
 .     Loans Against Trust Receipt
 .     Import Loans
 .     Import Invoice Discounting